EXECUTION COPY

Separation and General Release Agreement

This Separation and General Release Agreement (this “Agreement”) is made as of this 14th day of August, 2008 by and between NexCen Brands, Inc. (the “Company”) and James Haran (“Executive,” and together with the Company, the “Parties”).

WHEREAS, Executive has been employed by the Company under terms set forth in that certain Employment Agreement dated June 6, 2006, by and between the Company and Executive (the “Employment Agreement”);

WHEREAS, Executive and the Company entered into a letter agreement dated May 29th, 2008 deferring salary effective May 16th, 2008 (“Deferred Salary Letter”);

WHEREAS, Executive desires to voluntarily resign as an officer and employee of the Company for reasons other than “Good Reason” (as defined in Section 2.1 of the Employment Agreement) (the “Separation”) effective as of August 14, 2008 (the “Separation Date”);

WHEREAS, the Parties’ rights and obligations with respect to Executive’s equity interests in the Company are set forth in the Employment Agreement, the Company’s 1999 Equity Incentive Plan (the “Plan”), that certain Stock Option Agreement dated June 6, 2006, by and between the Company and Executive (the “Option Agreement”); and

WHEREAS, the Parties desire to enter into this Agreement in order to set forth the definitive rights and obligations of the Parties in connection with the Separation.

NOW, THEREFORE, in consideration of the mutual covenants, commitments and agreements contained herein, and for other good and valuable consideration the receipt and sufficiency of which is hereby acknowledged, the Parties intending to be legally bound hereby agree as follows:

1. Acknowledgment of Separation. The Company hereby accepts Executive’s voluntary resignation as an officer and employee of the Company as of the Separation Date, and from any and all other offices which he holds at the Company or any of the Company’s subsidiaries as of the Separation Date. The Parties acknowledge and agree that the Separation is effective as of August 14, 2008. The Company expressly waives its right to 90 days notice of such voluntary resignation by the Executive pursuant to Section 1.4(a) of the Employment Agreement.

2. Resignation of Office. Effective as of the Separation Date, Executive voluntarily resigns his position as an officer, and employee of the Company, and from any and all other offices which he holds at the Company or any of the Company’s subsidiaries or affiliates. The parties hereby confirm, acknowledge and agree that Executive does not have any grounds that would constitute resignation for “Good Reason” (as defined in Section 2.1 of the Employment Agreement) and that the Company does not have any grounds for termination for “Cause” (as defined in Section 2.1 of the Employment Agreement).

3. Executive’s Acknowledgment of Consideration. Executive specifically acknowledges and agrees that certain of the obligations created and payments made to him by the Company under this Agreement are promises and payments to which he is not otherwise entitled under any law or contract.

4. Payments Upon and After the Separation.

(a) Final Payment. On the next regular payroll date following the Separation Date, Executive shall receive a payment of (1) reimbursable expenses of $1,522.98 and (2) the salary amount of $1,730.77 (reflecting the accrued salary up to and including August 8, 2008 at the deferred salary rate agreed to in the Deferred Salary Letter), subject to applicable federal, state and local tax withholdings. As soon as practicable but no later than five business days after the Separation Date, Executive shall receive a lump sum payment of all amounts deferred in accordance with the Deferred Salary Letter through and including August 8, 2008, which amount equals $69,422.74. This sum, payable to Executive, shall be subject to applicable federal, state and local tax withholdings. Executive acknowledges that he is not entitled to any wages or reimbursements from the Company other than as set forth above.

(b) Separation Payment. The Company shall pay to Executive payments totaling Two Hundred Eighty-One Thousand Two Hundred Fifty Dollars ($281,250.00) (less standard statutory deductions for federal and state taxes and withholdings), which shall be paid in substantially equal semi-monthly installments over a period of nine months, in accordance with the Company’s normal payroll practices.

(c) Continued Participation in Company’s Group Medical Plan.  The Company shall continue Executive’s participation in the Company’s group medical plan on the same basis as he previously participated, until the earlier of August 31, 2009 or the date Executive is provided with health insurance coverage by a successor employer. Executive shall promptly inform, General Counsel of the Company, if and when he is provided with health insurance coverage by a successor employer. After August 31, 2009, Executive may continue to participate in the Company’s group health plans to the extent permitted under the Consolidated Omnibus Budget Reconciliation Act (“COBRA”). The Company shall provide Executive with the appropriate COBRA coverage notice and election form for this purpose. The existence and duration of Executive’s rights and/or the COBRA rights of any of Executive’s eligible dependents shall be determined in accordance with Section 4980B of the Code.

(d) Severance Benefits. In consideration of the Company’s obligations and undertakings hereunder, Executive hereby waives and releases any claim for any Severance Payments or Benefits (each as defined in Sections 1.3(f) and 1.4(b) of the Employment Agreement, respectively).

(e) Stock Options and Warrants. The Parties agree that, as of the Separation Date, Executive has 387,859 vested options. Pursuant to the terms of the Option Agreement, vested options and warrants will remain exercisable for 90 days following the Separation Date. Except for the foregoing, all unvested options granted previously to Executive prior to the Separation Date shall be forfeited immediately.

5. Confidential Information; Inventions and Patents; Return of Corporate Property; Non-Competition and Non-Solicitation; Enforcement. Executive expressly acknowledges and reaffirms his understanding of and obligations under Sections 1.6, 1.7, 1.8, 1.9 and 1.10 of the Employment Agreement and that such provisions will survive and continue in full force in accordance with their terms notwithstanding Executive’s resignation. Notwithstanding the foregoing, the Parties agree that the Noncompete Period and Nonsolicitation Period (each as defined in Section 2.1 of the Employment Agreement, respectively) shall each be reduced to 6-months. The Parties further agree that, during the 6-month Noncompete Period, the Board shall not unreasonably withhold its authorization or consent to the Executive pursuant to Section 1.8(a) to engage in a business enterprise that engages or proposes to engage in the Business in the Restricted Territory, so long as such business enterprise does not directly compete with the Company or its Subsidiaries (each capitalized term as defined in Section 2.1 of the Employment Agreement, respectively). In the event of Executive’s breach of his obligations under this provision, the length of the Noncompete Period and/or Nonsolicitation Period shall be increased by the amount of time during which Executive was in breach.

6. General Release and Waiver by Executive.

(a) General Release. In consideration of the Company’ s performance of this Agreement, Executive, for and on behalf of himself and each of his heirs, executors, administrators, personal representatives, successors and assigns, to the maximum extent permitted by law, hereby acknowledges full and complete satisfaction of and ABSOLUTELY AND IRREVOCABLY AND UNCONDITIONALLY FULLY AND FOREVER RELEASES, ACQUITS AND DISCHARGES the Company together with their subsidiaries, parents and affiliates, and each of their past and present direct and indirect stockholders, directors, members, partners, officers, employees, attorneys, agents and representatives, and their heirs, executors, administrators, personal representatives, successors and assigns, from any and all claims, demands, suits, causes of action, liabilities, obligations, judgments, orders, debts, liens, contracts, agreements, covenants and causes of action of every kind and nature, whether known or unknown, suspected or unsuspected, concealed or hidden, vested or contingent, in law or equity, existing by statute, common law, contract or otherwise, which have existed, may exist or do exist, through and including the execution and delivery by Executive of this Agreement (but not including Executive’s or the Company’s performance under this Agreement), including, without limitation, any of the foregoing arising out of or in any way related to or based upon:

(i) Executive’s application for and employment with the Company, his being a director, an officer, or employee of the Company, or the Separation;

(ii) any and all claims in tort or contract, and any and all claims alleging breach of an express or implied, or oral or written, contract, policy manual or employee handbook;

(iii) any alleged misrepresentation, defamation, interference with contract, intentional or negligent infliction of emotional distress, sexual harassment, negligence or wrongful discharge; or

(iv) any federal, state or local statute, ordinance or regulation, including but not limited to labor laws or discrimination laws such as Title VII of the Civil Rights Act of 1964, as amended, the Age Discrimination in Employment Act of 1987, as amended by the Older Workers Benefit Protection Act and otherwise (the “ADEA”), the Family and Medical Leave Act, the Civil Rights Act set forth at 42 U.S.C. § 1981, the Civil Rights Act of 1986, and the Civil Rights Act of 1991.

(b) Acknowledgment of Waiver; Disclaimer of Benefits. Executive acknowledges and agrees that he is waiving all rights to sue or obtain equitable, remedial or punitive relief from the Company of any kind whatsoever, including, without limitation, reinstatement, back pay, front pay, attorneys’ fees and any form of injunctive relief. Notwithstanding the above, Executive further acknowledges that he is not waiving and is not being required to waive any right that cannot be waived by law, including the right to file a charge or participate in an administrative investigation or proceeding; provided, however, that Executive disclaims and waives any right to share or participate in any monetary award resulting from the prosecution of such charge or investigation.

(c) Effect of Release and Waiver. Executive understands and intends that this Section 6 constitutes a general release of all claims except as otherwise provided in Section 6(a) above, and that no reference therein to a specific form of claim, statute or type of relief is intended to limit the scope of such general release and waiver.

(d) Waiver of Unknown Claims. Executive expressly waives all rights afforded by any statute which limits the effect of a release with respect to unknown claims. Executive understands the significance of his release of unknown claims and his waiver of statutory protection against a release of unknown claims.

7. Executive’s Representations and Covenants Regarding Actions. Executive represents, warrants and covenants to the Company that at no time prior to or contemporaneous with his execution of this Agreement has he filed or caused or knowingly permitted the filing or maintenance, in any state, federal or foreign court, or before any local, state, federal or foreign administrative agency or other tribunal, any charge, claim or action of any kind, nature and character whatsoever (“Claim”), known or unknown, suspected or unsuspected, which he may now have or has ever had against the Company. Executive hereby grants the Company his perpetual and irrevocable power of attorney with full right, power and authority to take all actions necessary to dismiss or discharge any such Claim. Executive further covenants and agrees that he will not encourage any person or entity, including but not limited to any current or former employee, officer, director or stockholder of the Company, to institute any Claim against the Company.

8. No Disparaging Remarks. Executive hereby covenants to the Company and agrees that he shall not, directly or indirectly, make or solicit or encourage others to make or solicit any disparaging remarks concerning the Company, or any of their products, services, businesses or activities. The Company acting by formal statement or through its officers or directors (while serving in such capacities), will not, directly or indirectly, make or solicit or encourage others to make or solicit any disparaging remarks concerning Executive. Notwithstanding the foregoing, nothing in this Agreement shall prohibit or restrict any person from providing statements or information that such person believes in good faith to be necessary or advisable in connection with (i) any legal proceeding or investigation conducted by or at the behest of the Company, any governmental authority or quasi-governmental authority or (ii) with the Company’s compliance with any of its legal or regulatory obligations.

9. Indemnification. Company expressly acknowledges and affirms its indemnification obligations to Executive, as set forth in (i) Section 1.3(g) of the Employment Agreement, (ii) the Company’s Certificate of Incorporation, as amended, and (iii) the Company’s Amended and Restated By-laws. Such obligations will survive and continue in full force and effect in accordance with their terms notwithstanding Executive’s resignation.

10. No Conflict of Interest. Executive hereby covenants and agrees that he shall not, directly or indirectly, incur any obligation or commitment, or enter into any contract, agreement or understanding, whether express or implied, and whether written or oral, which would be in conflict with his obligations, covenants or agreements hereunder or which could cause any of his representations or warranties made herein to be untrue or inaccurate.

11. Assistance, Cooperation, Future Litigation.

(a) Executive’s Business Assistance and Cooperation. Executive shall make himself reasonably available to assist and cooperate with the Company in connection with any internal and/or independent review of the Company’s financial policies, procedures and activities in respect of all periods during which Executive was employed by the Company.

(b) Executive’s Litigation Assistance and Cooperation. Executive acknowledges and affirms his understanding that he may be a witness in litigation, arbitrations, government or other administrative proceedings involving the Company. Executive hereby covenants and agrees to testify truthfully in any and all such litigation, arbitrations, government or administrative proceedings. Executive further covenants and agrees, upon prior notice and for no further compensation, to make himself reasonably available to and otherwise reasonably assist and cooperate with the Company and with its respective attorneys and advisors in connection with any such litigation or administrative proceeding. The Company will make all reasonable efforts to insure that such assistance and cooperation will not materially interfere with Executive’s employment and business responsibilities. The Company shall reimburse the Executive for out of pocket expenses incurred in his cooperation and assistance.

12. Confidentiality. Executive asserts that he has not discussed, and agrees that except as expressly authorized by the Company he will not discuss, this Agreement or the circumstances of his Separation with any employee of the Company, and that he will take affirmative steps to avoid or absent himself from any such discussion even if he is not an active participant therein.

13. Remedies. Executive hereby acknowledges and affirms that in the event of any breach by Executive of any of his covenants, agreements and obligations hereunder, monetary damages would be inadequate to compensate the Company. Accordingly, in addition to other remedies which may be available to the Company hereunder or otherwise at law or in equity, the Company shall be entitled to specifically enforce such covenants, obligations and restrictions through injunctive and/or equitable relief, in each case without the posting of any bond or other security with respect thereto. Should any provision hereof be adjudged to any extent invalid by any court or tribunal of competent jurisdiction, each provision shall be deemed modified to the minimum extent necessary to render it enforceable.

14. Acknowledgment of Voluntary Agreement; ADEA Compliance. Executive acknowledges that he has entered into this Agreement freely and without coercion, that he has been advised by the Company to consult with counsel of his choice, that he has had adequate opportunity to so consult, and that he has been given all time periods required by law to consider this Agreement, including but not limited to the 21-day period required by the ADEA (the “Consideration Period”). Executive understands that he may execute this Agreement less than 21 days from its receipt from the Company, but agrees that such execution will represent his knowing waiver of such Consideration Period. Executive further acknowledges that within the 7-day period following his execution of this Agreement (the “Revocation Period”), he shall have the unilateral right to revoke this Agreement, and that the Company’s obligations hereunder shall become effective only upon the expiration of the Revocation Period without Executive’s revocation hereof. In order to be effective, notice of Executive’s revocation of this Agreement must be received by the Company in writing on or before the last day of the Revocation Period.

15. Complete Agreement; Inconsistencies. This Agreement, the Plan, the Equity Agreements (to the extent awards are vested as of the date hereof) and the Employment Agreement (solely to the extent provisions thereof are incorporated herein), constitute the complete and entire agreement and understanding of the Parties with respect to the subject matter hereof, and supersedes in its entirety any and all prior understandings, commitments, obligations and/or agreements, whether written or oral, with respect thereto; it being understood and agreed that this Agreement and including the mutual covenants, agreements, acknowledgments and affirmations contained herein, is intended to constitute a complete settlement and resolution of all matters set forth in Section 6 hereof. In the event of any conflict or inconsistencies between the terms of this Agreement and the Plan, the Equity Agreements and the Employment Agreement, the terms of this Agreement shall govern.

16. No Strict Construction. The language used in this Agreement shall be deemed to be the language mutually chosen by the Parties to reflect their mutual intent, and no doctrine of strict construction shall be applied against any Party.

17. Third Party Beneficiaries. Executive’s heirs or assigns also are intended third-party beneficiaries with respect to the payments set forth in Section 4 of this Agreement in the event of Executive’s death, and this Agreement may be enforced by each of them in accordance with the terms of that Section 4 in respect of the rights granted to such heirs or assigns therein. Except and to the extent set forth in the preceding two sentences, this Agreement is not intended for the benefit of any person other than the Parties, and no such other person shall be deemed to be a third party beneficiary hereof. Without limiting the generality of the foregoing, it is not the intention of the Company to establish any policy, procedure, course of dealing or plan of general application for the benefit of or otherwise in respect of any other employee, officer, director or stockholder, irrespective of any similarity between any contract, agreement, commitment or understanding between the Company and such other employee, officer, director or stockholder, on the one hand, and any contract, agreement, commitment or understanding between the Company and Executive, on the other hand, and irrespective of any similarity in facts or circumstances involving such other employee, officer, director or stockholder, on the one hand, and Executive, on the other hand.

18. Tax Withholdings. Notwithstanding any other provision herein, the Company shall be entitled to withhold from any amounts otherwise payable hereunder to Executive any amounts required to be withheld in respect of federal, state or local taxes.

19. Notices. All notices, consents, waivers and other communications required or permitted by this Agreement shall be in writing and shall be deemed given to a Party when: (a) delivered to the appropriate address by hand or by nationally recognized overnight courier service (costs prepaid); (b) sent by facsimile or e-mail with confirmation of transmission by the transmitting equipment; or (c) three (3) days following mailing by certified or registered mail, postage prepaid and return receipt requested, in each case to the following addresses, facsimile numbers or e-mail addresses and marked to the attention of the Party (by name or title) designated below (or to such other address, facsimile number, e-mail address or person as a Party may designate by notice to the other Parties):

If to the Company:

NexCen Brands, Inc.
1330 Avenue of the Americas
34th Floor
New York, NY 10019
Attn:    Sue Nam, General Counsel
Ph:      (212) 277-1154
Fax:    (212) 247-7132

With a mandatory copy to:

Kirkland & Ellis LLP
655 Fifteenth Street, N.W.
Washington, DC 20005
Attn:    Mark Director, Esq.
Ph:      (202) 879-5000
Fax:    (202) 879-5200

If to Executive:

James Haran
21 Club Drive
Massapequa, NY 11758
Ph. (516) 795 0170
Fax (516) 795 0985

20. Governing Law. All issues and questions concerning the construction, validity, enforcement and interpretation of this Agreement shall be governed by, and construed in accordance with, the laws of the State of New York, without giving effect to any choice of law or conflict of law rules or provisions that would cause the application hereto of the laws of any jurisdiction other than the State of New York. In furtherance of the foregoing, the internal law of the State of New York shall control the interpretation and construction of this Agreement, even though under any other jurisdiction’s choice of law or conflict of law analysis the substantive law of some other jurisdiction may ordinarily apply.

21. Severability. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall otherwise remain in full force and effect.

22. Counterparts. This Agreement may be executed in separate counterparts, each of which shall be deemed to be an original and all of which taken together shall constitute one and the same agreement.

23. Successors and Assigns. The Parties’ obligations hereunder shall be binding upon their successors and assigns. The Parties’ rights shall inure to the benefit of, and be enforceable by, any of the Parties’ respective successors and assigns. The Company may assign all rights and obligations of this Agreement to any successor in interest to the assets of the Company. In the event that the Company is dissolved, all obligations of the Company under this Agreement shall be provided for in accordance with applicable law.

24. Amendments and Waivers. Except with respect to any non-competition or similar post-employment restrictions, which shall be subject to modification by a court of competent jurisdiction pursuant to their express terms (as may be modified herein), no amendment to or waiver of this Agreement or any of its terms shall be binding upon any Party unless consented to in writing by such Party.

25. Headings. The headings of the Sections and subsections hereof are for purposes of convenience only, and shall not be deemed to amend, modify, expand, limit or in any way affect the meaning of any of the provisions hereof.

26. Disputes. Except as set forth in this paragraph, any dispute, claim or difference arising out of this Agreement will be settled exclusively by binding arbitration in accordance with the rules of the Federal Mediation and Conciliation Service (“FMCS”). The arbitration will be held New York City unless Executive and the Company mutually agree otherwise. Nothing contained in this Section 26 will be construed to limit or preclude a Party from bringing any action in any court of competent jurisdiction for injunctive or other provisional relief to compel another party to comply with its obligations under this Agreement or any other agreement between or among the Parties during the pendency of the arbitration proceedings. Subject to the proviso in this sentence below, each Party shall bear its own costs and fees of the arbitration, and the fees and expenses of the arbitrator will be borne equally by the Parties unless the arbitrator determines that any Party has acted in bad faith, in which event the arbitrator shall have the discretion to require any one or more of the Parties to bear all or any portion of fees and expenses of the Parties and/or the fees and expenses of the arbitrator; provided, however, that with respect to claims that, but for this mandatory arbitration clause, could be brought against the Company under any applicable federal or state labor or employment law (“Employment Law”), the arbitrator shall be granted and shall be required to exercise all discretion belonging to a court of competent jurisdiction under such Employment Law to decide the dispute, whether such discretion relates to the provision of discovery, the award of any remedies or penalties, or otherwise. As to claims not relating to Employment Laws, the arbitrator shall have the authority to award any remedy or relief that a Court of the State of New York could order or grant. The decision and award of the arbitrator shall be in writing and copies thereof shall be delivered to each Party. The decision and award of the arbitrator shall be binding on all Parties. In rendering such decision and award, the arbitrator shall not add to, subtract from or otherwise modify the provisions of this Agreement. Either Party to the arbitration may seek to have the ruling of the arbitrator entered in any court having jurisdiction thereof. Each Party agrees that it will not file suit, motion, petition or otherwise commence any legal action or proceeding for any matter which is required to be submitted to arbitration as contemplated herein except in connection with the enforcement of an award rendered by an arbitrator and except to seek the issuance of an injunction or temporary restraining order pending a final determination by the arbitrator. Upon the entry of any order dismissing or staying any action or proceeding filed contrary to the preceding sentence, the Party which filed such action or proceeding shall promptly pay to the other Party the reasonable attorney’s fees, costs and expenses incurred by such other Party prior to the entry of such order. All aspects of the arbitration shall be considered confidential and shall not be disseminated by any Party with the exception of the ability and opportunity to prosecute its claim or assert its defense to any such claim. The arbitrator shall, upon request, issue all prescriptive orders as may be required to enforce and maintain this covenant of confidentiality during the course of the arbitration and after the conclusion of same so that the result and underlying data, information, materials and other evidence are forever withheld from public dissemination with the exception of its subpoena by a court of competent jurisdiction in an unrelated proceeding brought by a third party.

27. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY LITIGATION, ACTION, PROCEEDING, CROSS-CLAIM, OR COUNTERCLAIM IN ANY COURT (WHETHER BASED ON CONTRACT, TORT, OR OTHERWISE) ARISING OUT OF, RELATING TO OR IN CONNECTION WITH (i) THIS AGREEMENT OR THE VALIDITY, PERFORMANCE, INTERPRETATION, COLLECTION OR ENFORCEMENT HEREOF OR (ii) THE ACTIONS OF SUCH PARTY IN THE NEGOTIATION, AUTHORIZATION, EXECUTION, DELIVERY, ADMINISTRATION, PERFORMANCE OR ENFORCEMENT HEREOF.

* * * * *

IN WITNESS WHEREOF, the Parties have executed this Separation and General Release Agreement effective as of the date of the first signature affixed below or as otherwise provided in this Agreement.

READ CAREFULLY BEFORE SIGNING

I have read this Separation and General Release Agreement and have had the opportunity to consult legal counsel prior to my signing of this Agreement.

DATED: August 15, 2008	By:	/s/ James Haran
James Haran

DATED: August 14, 2008	NexCen Brands, Inc.

	By:	/s/ Kenneth J. Hall
Name: Kenneth J. Hall
Title: Executive Vice President, Chief
Financial Officer and Treasurer